Exhibit 10.1

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) dated as of September 25, 2006 is made by and between Sharper Image Corporation (“Sharper Image”), Jerry W. Levin, and JW Levin Partners LLC (“JWL Partners”), a Delaware limited liability company.

Recitals:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which Jerry W. Levin and JWL Partners will perform services for Sharper Image, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1. Engagement. Sharper Image hereby engages JWL Partners, and JWL Partners hereby accepts such engagement, to provide Jerry W. Levin as Chairman and interim Chief Executive Officer (in such capacity, the “Interim CEO”) and other management services on the terms and conditions set forth in this Agreement. During the Term (as defined below), Sharper Image is hereby obtaining from JWL Partners the services of Jerry W. Levin, as Interim CEO and, after expiration of his service as Interim CEO, as a non-executive consultant and a member of the Board of Directors of Sharper Image (the “Board”), and Steven R. Isko (“Isko”) and Michael A. Popson (“Popson”), each as a consultant. All compensation for the services of Jerry W. Levin (whether in his capacity as the Interim CEO or a consultant and director), JWL Partners, Isko, and Popson under this Agreement will be as set forth herein.

2. Services/Responsibilities.

(a) Jerry W. Levin agrees that, while serving in the capacity of Interim CEO, he shall have all authority and responsibilities (including certifications of the Sharper Image’s financial statements and other securities law filings) as customary for a Chief Executive Officer and shall report to the Board.

(b) During the Term (as defined below), Jerry W. Levin shall remain a member of the Board. By signing this Agreement, Jerry W. Levin hereby resigns from each of the Compensation Committee and the Nominating and Governance Committee as required under the independence rules of the Nasdaq Global Market. During the Term, Jerry W. Levin waives any right to receive separate compensation to which he would otherwise be entitled as a member of the Board, including without limitation meeting fees, cash retainer fees and equity awards.

(c) The services of Jerry W. Levin in his capacity as Interim CEO will be supplemented by the services of JWL Partners, Isko, and Popson as necessary or desirable in the Interim CEO’s reasonable discretion. In addition, JWL Partners, Jerry W. Levin in his capacity as a consultant, Isko, and Popson shall be obligated to furnish such hours of service at such locations as they deem necessary in their reasonable discretion to perform their respective responsibilities hereunder. It is understood that Jerry W. Levin, Isko, and Popson will continue to be engaged in the business of JWL Partners or other entities. Consequently, it is hereby understood and agreed that none of Jerry W. Levin, JWL Partners, Isko, or Popson shall devote his full time to Sharper Image, but collectively shall devote the time reasonably required to perform their respective services under this Agreement.

(d) The Board may appoint another Chief Executive Officer at any time. It is anticipated that if a permanent Chief Executive Officer is appointed prior to the First Anniversary (as defined below), Jerry W. Levin (together with JWL Partners, Isko and Popson) will continue to serve in an oversight capacity during the remainder of the Term to assist in operating Sharper Image and transitioning the permanent Chief Executive Officer pursuant to the terms of this Agreement.

(e) In undertaking to provide the services set forth herein, JWL Partners, Jerry W. Levin, Isko, and Popson do not guarantee or otherwise provide any assurances as to achieving any particular result.

3. Term.

(a) The term of this Agreement (the “Term”) shall be from the date of this Agreement through and including September 25, 2007 (the “First Anniversary”)

(b) The Term may be terminated earlier than the First Anniversary only as set forth below:

(i) Either party may immediately terminate the Term by giving written notice of such termination (or having written notice sent on its behalf) to the other party in the event of the consummation of a Change of Control (as defined below), and such notice may be given in advance of, and effective upon or after, consummation of a Change of Control. The Term shall terminate on the date and at the time specified in such written notice of termination or if no date and/or time is specified, then upon the giving of such notice.

(ii) Either party may terminate the Term by giving at least 30 days prior written notice of such termination (or having written notice sent on its behalf) to the other party in the event of the death or Disability (as defined below) of Jerry W. Levin while serving as Interim CEO, in which case the Term shall terminate on the 30th day (or such other later date specified in such notice) following the giving of such notice.

(iii) Sharper Image may immediately terminate the Term for Cause by giving written notice of such termination (or having written notice sent on its behalf) to JWL Partners specifying the basis for the determination for Cause in reasonable detail. The Term shall terminate on the date and at the time specified in such written notice of termination or if no date and/or time is specified, then upon the giving of such notice.

(iv) Sharper Image may immediately terminate the Term by giving written notice of such termination (or having written notice sent on its behalf) to JWL Partners in the event that JWL Partners is in material breach of a material provision of this Agreement which is not cured within 30 days after delivery by (or on behalf of) Sharper Image to JWL Partners of written notice specifying such breach in reasonable detail. The Term shall terminate on the date and at the time specified in such written notice of termination or if no date and/or time is specified, then upon the giving of such notice.

(v) JWL Partners may immediately terminate the Term by giving written notice of such termination (or having written notice sent on its behalf) to Sharper Image in the event that Sharper Image (A) fails to pay any amount payable under (x) Sections 4(a) or 7 of this Agreement when due or (y) Section 4(c) when due other than amounts payable under Section 4(c) being disputed in good faith by Sharper Image, provided that Sharper Image has paid to JWL Partners the amounts payable under Section 4(c) not being disputed in good faith by Sharper Image, or (B) is in material breach of a material provision of this Agreement (in addition to Sections 4 and 7 of this Agreement), in either case which is not cured within 30 days (or, with respect to clause (A)(y), 60 days) after delivery by (or on behalf of) JWL Partners to Sharper Image of written notice specifying such failure to pay or such breach in reasonable detail. In each case, the Term shall terminate at the end of any applicable cure period if such failure to pay or such breach is not cured by such time.

(vi) JWL Partners may terminate the Term for any reason or no reason by giving at least 60 days prior written notice of such termination (or having written notice sent on its behalf) to Sharper Image, in which case the Term shall terminate on the 60th day (or such other later date specified in such written notice) following the giving of such notice.

(vii) Sharper Image may terminate the Term for any reason or no reason by giving at least 30 days prior written notice of such termination (or having written notice sent on its behalf) to JWL Partners, in which case the Term shall terminate on the 30th day (or such later date specified in such written notice) following the giving of such notice.

4. Payments. The following provisions shall apply to the performance of services under this Agreement during the Term.

(a) For the services of Jerry W. Levin (whether in the capacity of Interim CEO or a consultant), Isko and Popson, Sharper Image shall pay the following:

(i) An annual fee of $750,000 (the “Annual Fee”). The Annual Fee shall be payable monthly to JWL Partners, in advance on the first day of each month (A) in the amount of $62,500 per month during the Term for each calendar month throughout the Term (other than any partial months), and (B) for any partial month, pro-rata based on the actual days of the Term in such month.

(ii) On the first date of the Term, the following non-qualified stock options to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of Sharper Image (each, an “Option” and, collectively, the “Options”) shall be granted under the 2000 Stock Incentive Plan (the “2000 Plan”): (A) options to purchase 60,000 shares granted to Jerry W. Levin; (B) options to purchase 20,000 shares granted to Isko; and (C) options to purchase 20,000 shares granted to Popson. Each Option will have an exercise price equal to the “fair market value” (as defined in the 2000 Plan) of the Common Stock on the date of grant and a term of 10 years. The Options will become exercisable as follows: 50% immediately upon grant and 50% upon the earliest to occur of (x) a Change of Control during the Term, (y) the First Anniversary if the Term has not terminated previously, and (z) the termination of the Term pursuant to Section 3(b)(i), (ii), (v) or (vii). In the event of a termination of the Term by Sharper Image pursuant to Section 3(b)(iii)

or (iv) or by JWL Partners pursuant to Section 3(b)(vi), no additional Options shall become exercisable following such termination of the Term. Options that have become exercisable shall remain exercisable until the earlier of (1) expiration of such Options’ ten-year term or (2) (x) three years after the date of grant or (y) two years after termination of Jerry W. Levin’s service as a director of Sharper Image. The Options will be transferable to the extent permitted by Article Two, Section I, Paragraph F, of the 2000 Plan. Each share of Common Stock issued upon exercise of an Option by the recipient in accordance with its terms will be (i) fully paid and non-assessable, (ii) registered under the federal and applicable state securities laws (subject however to completion of the Company’s restatement pending as of the date of this Agreement), and (iii) listed on the securities exchange or quotation system where the Common Stock is traded. The Common Stock issued upon exercise of an Option shall not be “unvested shares of Common Stock” referenced in Article Two, Section I, Paragraph E of the 2000 Plan. Except as set forth in this Agreement, the Options shall have the terms and conditions set forth in the 2000 Plan.

(b) In the event Sharper Image engages advisors or consultants other than through JWL Partners, the fees and expenses relating to such advisors and consultants shall be paid by Sharper Image, not JWL Partners, and no fee or expense paid or payable to any such advisor or consultant shall affect any fee payable to JWL Partners hereunder.

(c) Sharper Image shall reimburse Jerry W. Levin, JWL Partners, Isko, and Popson for their reasonable out-of-pocket expenses including, but not limited to, costs of travel, reproduction, and typing. Travel for Jerry W. Levin, in his capacity as Interim CEO, shall be first class or may, in his reasonable discretion, include private aircraft. Travel costs for Jerry W. Levin, in his capacity as a consultant, Isko, and Popson shall generally be by first class or, where available, business class, with reasonable efforts used to minimize such costs. If any of Isko, and/or Popson uses private aircraft for travel, then the amount reimbursed for such travel shall be no more than the equivalent cost of a first class ticket on a non-discount carrier. Sharper Image shall reimburse Jerry W. Levin, JWL Partners, Isko, and Popson for such expenses promptly upon submission of a listing of the expenses, together with supporting documentation reasonably requested by Sharper Image, sought to be reimbursed.

(d) Except as set forth in this Agreement, JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko, and Popson shall not be entitled to any compensation or benefits paid by Sharper Image to its employees, including but not limited to medical or welfare benefits, life or disability insurance, participation in long-term incentive compensation plans, deferred compensation plans, pension plans or 401(k) plans.

(e) In the event the Term is terminated prior to the First Anniversary pursuant to Section 3(b), Sharper Image shall pay to JWL Partners the following:

(i) In the event the Term is terminated prior to the First Anniversary pursuant to Sections 3(b)(i), 3(b)(ii), 3(b)(v) or 3(b)(vii), Sharper Image shall pay to JWL Partners on the last day of the Term (A) the balance of the Annual Fee for the period from the date of this Agreement through the First Anniversary not previously paid, and (B) reimbursement of expenses pursuant to Section 4(c) for expenses incurred through the end of the Term; provided that in the case of a termination of the Term pursuant to Section 3(b)(v), the payment pursuant to this Section 4(f)(i) shall be in addition to, and not exclusive of or in limitation or lieu of, any other rights and remedies that may be available to JWL Partners or that JWL Partners may be entitled to under any applicable law or in equity, all of which shall remain available to JWL Partners.

(ii) In the event the Term is terminated prior to the First Anniversary pursuant to Section 3(b)(iii), 3(b)(iv) or 3(b)(vi), Sharper Image shall pay to JWL Partners on the last day of the Term (A) the pro rated Annual Fee as incurred through the end of the Term and to the extent not previously paid in advance, and (B) reimbursement of expenses pursuant to Section 4(c) for expenses incurred through the end of the Term.

(f) All payments under this Section 4 shall be in immediately available funds wired to a bank account specified in writing by JWL Partners. Any amount not paid by Sharper Image within 30 days following when such payment was originally due shall accrue interest at the rate of 10% per annum, compounded daily. Such interest shall be in addition to, and not exclusive of or in limitation or lieu of, any other rights and remedies that may be available to JWL Partners or that JWL Partners may be entitled to under any applicable law or in equity, all of which shall remain available to JWL Partners.

5. Confidentiality.

(a) Sharper Image and the Board and Sharper Image’s employees, consultants and advisors shall treat as confidential and will not publish, distribute or otherwise disclose in any manner (except to other employees, consultants and advisors of Sharper Image who agree to be bound by the provisions of this Section 5) any information received from JWL Partners, Jerry W. Levin, Isko, and Popson or their representatives not related to this Agreement, without the prior written approval of JWL Partners. Such approval shall not be unreasonably withheld.

(b) Each of JWL Partners, Jerry W. Levin, Isko, and Popson, and their respective employees, consultants and advisors shall treat as confidential and will not publish, distribute or otherwise disclose in any manner (except to employees, consultants and advisors of Sharper Image and/or JWL Partners who agree to be bound by the provisions of this Section 5) any information received from Sharper Image or its representatives in connection with this Agreement, without the prior written approval of Sharper Image. Such approval shall not be unreasonably withheld.

(c) A recipient of information under Section 5(a) or (b) is referred to as a “Recipient”, and the disclosing party under Section 5(a) and (b) is referred to as the “Disclosing Party”. Approval of (i) JWL Partners, with respect to the disclosure of confidential information referenced in Section 5(a), or (ii) Sharper Image, with respect to the disclosure of confidential information referenced in Section 5(b), is not required if the information to be disclosed is required to be disclosed by a law, regulation, rule or statute, or is the subject of a requested or demand (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, judicial requirement or order or similar process) by any government or governmental agencies or authority or an order binding on or directed to a Recipient; provided, where practical, advance written notice is provided to the Disclosing Party in sufficient time to permit the Disclosing Party, at the Disclosing Party’s sole cost and expense, to seek a protective order. Confidential information subject to Section 5(a) or (b), as the case may be, does not include information which (x) is or becomes generally available to the public (other than as a result of a disclosure by the Recipient in breach of this Section 5), (y) was already in the possession of the Recipient, provided that the source of such information, insofar as is known to the Recipient, was not prohibited from transmitting such information to the Recipient by a contractual, legal or fiduciary obligation, or (z) was or becomes available to the Recipient on a non-confidential basis from a source, other than the Disclosing Party and its agents and representatives, provided that the source of such information, insofar as is known to the Recipient, was not prohibited from transmitting such information to the Recipient by a contractual, legal or fiduciary obligation.

(d) Except as required by applicable law or regulation (including without limitation Sharper Image’s requirements to report this appointment and any termination thereof on Form 8-K) or the rules of the NASDAQ National Market, in which event the parties shall consult with each other in advance, neither JWL Partners nor Sharper Image shall issue a press release or make a public announcement regarding this Agreement without the prior approval of the other party, which shall not be unreasonably withheld or delayed. JWL Partners consents to the filing of this Agreement as an exhibit to a filing by Sharper Image with the Securities and Exchange Commission.

6. Representations and Warranties.

(a) As an inducement to JWL Partners to enter into this Agreement, Sharper Image represents and warrants to JWL Partners as follows:

(i) Sharper Image is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to enter into this Agreement.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by Sharper Image with any of the provisions hereof will: (x) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (y) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(iii) This Agreement has been duly authorized, executed, and delivered by Sharper Image and constitutes the legal, valid, and binding agreement of Sharper Image, enforceable against Sharper Image in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, and general equitable principles. The Board has duly adopted resolutions relating to the authorization of this Agreement and the performance of the transactions contemplated hereby, including but not limited to appointing Jerry W. Levin as the Interim CEO.

(b) Jerry W. Levin expressly represents and warrants to Sharper Image that he is not a party to any contract or agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by his performance of his duties and responsibilities as Interim CEO under this Agreement.

(c) As an inducement to Sharper Image to enter into this Agreement, JWL Partners represents and warrants to Sharper Image as follows:

(i) JWL Partners is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has all requisite power to enter into this Agreement.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by JWL Partners with any of the provisions hereof will: (x) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (y) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(iii) This Agreement has been duly authorized, executed, and delivered by JWL Partners and constitutes the legal, valid, and binding agreement of JWL Partners, enforceable against JWL Partners in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, and general equitable principles.

7. Indemnification.

(a) Jerry W. Levin, in his capacity as Interim CEO and a director, shall be indemnified by Sharper Image, including the advancement of expenses, to the fullest extent provided by Delaware law. Sharper Image shall advance expenses to Jerry W. Levin promptly after Jerry W. Levin gives Sharper Image a written request for such advance, provided such request includes any undertaking required under Delaware law. All amounts indemnifiable by Sharper Image to Jerry W. Levin in his capacity as Interim CEO and a director shall be paid by Sharper Image to Jerry W. Levin promptly after Jerry W. Levin gives Sharper Image a written request for such indemnification. All such advancement of expenses and payment of indemnification shall be in immediately available funds. Without limiting the foregoing, Jerry W. Levin will be entitled to indemnification provisions at least as favorable as provided to any other director of Sharper Image.

(b) (i) Sharper Image shall indemnify and hold harmless JWL Partners, Jerry W. Levin, in his capacity as a consultant, Isko, Popson, and other employees, members, managers, officers, representatives, and agents of JWL Partners (each, a “JWL Partners Indemnified Party” and collectively, the “JWL Partners Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, penalties, obligations, judgments, awards, costs, fees, expenses and disbursements, including without limitation the costs, fees, expenses and disbursements of counsel and others, as and when incurred, from the first dollar (any such amount being hereinafter sometimes referred to as an “Indemnifiable Loss”), of investigating, preparing or defending any pending or threatened action, claim, suit, proceeding or investigation (each, a “Proceeding”) (whether or not in connection with Proceedings in which any JWL Partners Indemnified Party is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this Agreement or the engagement of JWL Partners by Sharper Image or the performance by JWL Partners, Jerry W. Levin, in his capacity as a consultant, Isko, or Popson of services pursuant to this Agreement; provided, however, the indemnification under this Section 7(b)(i) shall not apply to any such loss, claim, damage, liability, penalty, obligation, judgment, award, cost, fee, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such JWL Partners Indemnified Party’s gross negligence, bad faith or willful misconduct. A JWL Partners Indemnified Party shall provide Sharper Image with prompt notice of any Proceeding under this paragraph. Sharper Image shall be entitled to participate in and control, the defense of any Proceeding (other than a pending or threatened Proceeding in which Jerry W. Levin, in his capacity as an officer or director is named or otherwise involved) under this Section 7(b) at its sole cost and expense. If Sharper Image does not promptly undertake in writing to defend such Proceeding, or, if in connection with any pending or threatened Proceeding against or involving both a JWL Partners Indemnified Party and Sharper Image, counsel to the JWL Partners Indemnified Party or Sharper Image provides written advice that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them in respect of such Proceeding, then the JWL Partners Indemnified Party may assume and control such defense through counsel of its choice (reasonably acceptable to Sharper Image) and Sharper Image shall promptly pay expenses reasonably incurred by the JWL Partners Indemnified Party in, investigating, preparing or defending, or settling any pending or threatened Proceeding, upon submission of invoices therefore. For a Proceeding that Sharper Image is defending in accordance with this Section 7(b), the JWL Partners Indemnified Parties shall be entitled to participate in the defense of any such Proceeding at their respective cost and expense. For a Proceeding that JWL Partners is defending in accordance with this Section 7(b), Sharper Image shall be entitled to participate in the defense of any such Proceeding at its sole cost and expense. JWL Partners will not settle, compromise or consent to the entry of any judgment in any Proceeding (whether pending or threatened) in respect of which payment may be sought under this Section 7(b) without the prior written consent of Sharper Image, which consent shall not be unreasonably withheld or delayed. Sharper Image will not settle compromise or consent to the entry of any judgment in any Proceeding (whether pending or threatened) in respect of which payment may be sought under this Section 7(b) without the prior written consent of JWL Partners, which consent shall not be unreasonably withheld or delayed. Sharper Image will not, without the prior written consent of the JWL Partners Indemnified Party which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought under this Section 7(b) (whether or not the JWL Partners Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each JWL Partners Indemnified Party from all liability arising out of such Proceeding. Sharper Image shall pay any Indemnifiable Loss promptly upon demand, in immediately available funds.

(ii) If the indemnification provided for in Section 7(b)(i) is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to be unavailable to any JWL Partners Indemnified Party in respect of any Proceeding, then Sharper Image, in lieu of indemnifying such JWL Partners Indemnified Party, shall contribute to the amount paid or payable by such JWL Partners Indemnified Party as a result of such Proceeding (x) in such proportion as is appropriate to reflect the relative fault of such JWL Partners Indemnified Party and Sharper Image with respect to the statements, acts, or omissions which resulted in such loss, claim, damage, liability, penalty, obligation, judgment, award, cost, fee, expense and disbursement for which indemnification was sought, as well as any other relevant equitable considerations, or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by Sharper Image, on the one hand, and such JWL Partners Indemnified Party, on the other hand, arising out of this Agreement; provided however for either clause (x) or (y) of this Section 7(b)(ii), the aggregate contribution of all JWL Partners Indemnified Parties seeking contribution pursuant to this Section 7(b)(ii) will not exceed the Annual Fee actually paid to JWL Partners under Section 4(a)(i) of this Agreement.

(c) Sharper Image has furnished to JWL Partners a true, correct, and complete copy of the insurance policies relating to directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage (as such are renewed, collectively, the “Policies” or individually referred to as a “Policy”) issued to Sharper Image by various insurers as set forth in the Policies (each, an “Insurer”). Sharper Image represents that the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or giving of notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies. After execution of this Agreement, Sharper Image shall promptly notify each Insurer of the election of Jerry W. Levin as Interim CEO. To the extent practicable, during the Term, Sharper Image shall use reasonable efforts to cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of JWL Partners, in the manner set forth herein. During the Term, Sharper Image shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amount of coverage as provided under the Policies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or non-renewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, Sharper Image shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year “discovery period” and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. In the event of a change of control (or similar term), as defined in a Policy, which results or is reasonably likely to result in the termination of such the Policy, Sharper Image will use reasonable efforts to cause Sharper Image, or the acquiror of or successor to Sharper Image, as applicable, to provide a six (6) year tail insurance policy for such Policy.

(d) If Jerry W. Levin, Isko, and/or Popson is required to testify, prepare for and/or appear at a deposition or produce documents at any time after the expiration of the Term at any administrative or judicial proceeding relating to any services provided by JWL Partners, Jerry W. Levin, Isko, and/or Popson under this Agreement, other than as a result of a dispute by the parties under this Agreement or as a result of conduct by JWL Partners, Jerry W. Levin, Isko, and/or Popson meeting the definition of Cause, then (i) for each day (or partial day) JWL Partners shall be entitled to be compensated by Sharper Image for Jerry W. Levin’s, Isko’s, and/or Popson’s time at the rate of $1,000 per day, and (ii) JWL Partners, Jerry W. Levin, Isko, and/or Popson shall be reimbursed for their respective reasonable out-of-pocket expenses, including travel and counsel fees, on the same terms as set forth in Section 4(c).

(e) The indemnification and hold harmless provisions set forth in this Section 7 shall be in addition to any liability which Sharper Image may otherwise have to the JWL Partners Indemnified Parties. The rights of a JWL Partners Indemnified Party provided in this Section 7 shall be in addition to, and not exclusive of or in limitation or lieu of, any other rights and remedies that may be available to a JWL Partners Indemnified Party or that a JWL Partners Indemnified Party may be entitled to under the certificate of incorporation or bylaws of Sharper Image, any other agreements, any vote of stockholders or disinterested directors of Sharper Image, any applicable law or in equity, or otherwise, all of which shall remain available to such JWL Partners Indemnified Party.

8. Limitation on Liability.

(a) Jerry W. Levin, in his capacity as Interim CEO and a director, shall be provided with the benefit of the limitation of liability afforded to members of the Board under Section 7.05 of the bylaws of Sharper Image and Article V of the Certificate of Incorporation of Sharper Image. Sharper Image shall not amend Section 7.05 of the bylaws of Sharper Image or Article V of the certificate of incorporation of Sharper Image in a manner that reduces the limitation of liability to Jerry W. Levin, in his capacity as Interim CEO and a director provided for in such Section and Article.

(b) None of JWL Partners, Isko, Popson, or any other JWL Partners Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Sharper Image or any other person caused by, relating to, based upon, arising out of or in connection with this Agreement or the engagement of JWL Partners by Sharper Image or the performance by JWL Partners, Jerry W. Levin in his capacity as a consultant, Isko, or Popson of services pursuant to this Agreement except to the extent for any such liability for losses, claims, damages, liabilities, penalties, obligations, judgments, awards, costs, fees, expenses and disbursements that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such party’s gross negligence, bad faith, or willful misconduct, and in such event, the maximum amount payable shall not exceed the Annual Fee actually paid to JWL Partners under Section 4(a)(i) of this Agreement.

(c) In no event will JWL Partners, Jerry W. Levin (in his capacity as a consultant), Isko, and/or Popson or any other JWL Partners Indemnified Party be liable for lost profits or consequential, special, indirect, incidental, punitive or exemplary loss, damages, or expenses relating to this Agreement or the performance by JWL Partners, Jerry W. Levin (in his capacity as a consultant), Isko, or Popson of services pursuant to this Agreement.

9. Independent Contractor/Taxes. The parties intend that JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko, and Popson shall render services under this Agreement as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko, and Popson shall be solely responsible for any federal, state or local taxes or contributions imposed on JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko, and/or Popson under any employment insurance, social security, or income tax law or regulation applicable to JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko and Popson, as the case may be, by reason of this Agreement and the performance by JWL Partners, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), Isko, or Popson of services pursuant to this Agreement.

10. Certain definitions.

(a) “Business Day” shall mean a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

(b) “Cause” shall mean any of the following: (i) if Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), JWL Partners, Isko or Popson is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the continued willful gross neglect or willful gross misconduct by Jerry W. Levin in carrying out his material duties and obligations hereunder as Interim CEO which would reasonably be expected to result in material economic harm to Sharper Image, and such gross neglect or gross misconduct is not remedied within 30 days after receipt by him of written notice of such conduct from the Board; or (iii) willful gross misconduct against Sharper Image by Jerry W. Levin (in his capacity as a consultant), JWL Partners, Isko or Popson which would reasonably be expected to result in material economic harm to Sharper Image or a material act of fraud against Sharper Image. No act or failure to act shall be deemed willful unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interests of Sharper Image.

(c) “Change of Control” shall mean a transaction or series of related transactions having one or more of the following results:

(i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have directly or indirectly acquired (x) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or economic interest in, 50% or more of the Voting Stock of Sharper Image or (y) beneficial ownership of, or proxies for, 50% or more of the Total Voting Power of Sharper Image’s Voting Stock.

(ii) A merger, consolidation or combination in which Sharper Image is not the surviving, resulting or combined corporation or entity, other than a transaction the principal purpose of which is to change the State where Sharper Image is incorporated or otherwise does not result in the holders of Sharper Image’s Voting Stock immediately prior to such transaction beneficially owning less than 50% of the Total Voting Power of the Voting Stock of such surviving, resulting or combined corporation or entity.

(iii) A merger, consolidation or combination in which Sharper Image is the surviving, resulting or combined corporation or entity and the holders of Sharper Image’s Voting Stock immediately prior to such merger, consolidation or combination beneficially own, immediately following such merger, consolidation or combination, less than 50% of the Total Voting Power of the Voting Stock of such surviving, resulting or combined corporation or entity.

(iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of Sharper Image was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office;

(v) Sharper Image sells, transfers, conveys, assigns or otherwise disposes of all or substantial portion of the assets of Sharper Image on a consolidated basis; or

(vi) The stockholders of Sharper Image or any of its subsidiary or the Board or the Board of Directors of any subsidiary of Sharper Image approve a plan of liquidation, dissolution or reorganization of Sharper Image or one or more subsidiaries of Sharper Image or one or more plans or agreements, individually or in the aggregate which would result in a liquidation or dissolution of Sharper Image.

(d) “Disability” shall mean the inability of Jerry W. Levin, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of two consecutive months as determined by a medical doctor selected by JWL Partners and Sharper Image. If JWL Partners and Sharper Image cannot agree on a medical doctor, each of JWL Partners and Sharper Image shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(e) “Voting Stock” shall mean all classes of capital stock or other interests (including partnership interests) of an entity then outstanding and entitled to vote in the election of directors, managers or trustees thereof, excluding the votes of capital stock or other interests having such entitlement only upon the happening of a contingency.

(f) “Total Voting Power” shall mean the aggregate number of votes of all of the outstanding shares of Voting Stock.

11. Jurisdiction. Each of Sharper Image, Jerry W. Levin (in his capacity as Interim CEO or as a consultant), JWL Partners, Isko, and Popson hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the performance of services pursuant to this Agreement, to the non-exclusive jurisdiction of the State of California, the Courts of the United States of America for the Northern District of California, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (c) agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law.

12. Survival of Agreement. Except as provided in this Agreement, the obligations set forth under Sections 4, 5, 7, 8, 9, 11, 12, 14, 17, 18 and 22 shall survive the expiration or termination of the Term or this Agreement.

13. Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assign.

14. Third Party Beneficiaries. Isko and Popson shall be third party beneficiaries of this Agreement and shall be entitled to enforce the terms hereof as it they were a party to this Agreement. For clarification purposes, Jerry W. Levin (whether in his capacity as Interim CEO or as a consultant), is, as a result of being a signatory hereto, a party hereto and shall be entitled to enforce the terms of this Agreement. In addition, the JWL Partners Indemnified Parties (other than Jerry W. Levin, Isko and Popson) shall be third party beneficiaries of Sections 7 and 8, and shall be entitled to enforce the provisions of such sections as if they were parties to this Agreement. Except as set forth in this Section 14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

15. Amendments. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

16. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

17. Governing Law. This Agreement (and all matters related to this Agreement and the performance by JWL Partners, Jerry W. Levin in his capacity as a consultant, Isko, or Popson of services pursuant to this Agreement, including tort and other claims) shall be construed and interpreted in accordance with the laws of the State of New York, except that matters related to Jerry W. Levin in his capacity as Interim CEO and/or as a director shall be construed and interpreted in accordance with the laws of the State of Delaware, in either case without regard for the rules of conflicts of laws thereunder.

18. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been given or made (i) when delivered by hand, (ii) on the next Business Day after being delivered to a recognized courier for delivery next Business Day (whose stated terms of delivery are next Business Day to the destination of such notice) properly addressed with charges prepaid, (iii) two Business Days after being delivered to a recognized courier for delivery on the second Business Day (whose stated terms of delivery are two Business Days to the destination of such notice) properly addressed with charges prepaid, (iv) five days after being deposited in the mail properly addressed with postage prepaid or (v) in the case of facsimile notice, when received (provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day), in each case to the following address:

If to Sharper Image:

Sharper Image Corporation

350 The Embarcadero, 6th Floor

San Francisco, California 94105

Attention:

Facsimile: (415) 445-1588

Attention: Chief Financial Officer

If to Jerry W. Levin:

Jerry W. Levin

c/o JW Levin Partners LLC

9 West 57th Street

26th Floor

New York, NY 10019

Facsimile: (212) 829-9424

If to JWL Partners:

JW Levin Partners LLC

9 West 57th Street

26th Floor

New York, NY 10019

Attention: Jerry W. Levin

Facsimile: (212) 829-9424

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

19. Waivers. The failure of Sharper Image, JWL Partners, or any third party beneficiary pursuant to Section 14 to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any provision hereof or the right of Sharper Image, JWL Partners, or any third party beneficiary pursuant to Section 14 to thereafter enforce each and every provision of this Agreement. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

20. Counterparts/Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

21. Entire Agreement. This Agreement, the 2000 Plan and the documents referenced in this Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. No party to this Agreement including Jerry W. Levin (nor Isko or Popson) shall be bound by any representations, warranties, covenants and agreements not specifically set forth herein and therein.

22. Currency. All amounts payable under this Agreement by Sharper Image shall be paid in United States dollars.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

SHARPER IMAGE CORPORATION

By:	/s/ Jeffrey P. Forgan
	Name:	Jeffrey P. Forgan
	Title:	Executive Vice President, Chief Financial Officer

/s/ Jerry W. Levin
Jerry W. Levin, in his individual capacity

JW LEVIN PARTNERS LLC

By:	/s/ Jerry W. Levin
	Name:	Jerry W. Levin
	Title:	Chairman and CEO